Exhibit 10.29




                                DISTRIBUTION AGREEMENT



          THIS AGREEMENT is made, as of January 1, 1999 by and between Equidyne Systems, Inc., a California corporation, having its principal office at 11696 Sorrento Valley Road, San Diego, California, 92121 (the "Company"), and PRECISION MEDMARK, INC., a corporation organized under the laws of the state of Texas, having its principal offices at 1825 E. Plano Parkway, Suite 180, Plano, Texas, 75074 ("PMM"). PMM will act as the Marketing Representative for, and on behalf of EQUIDYNE SYSTEMS, INC.

                                     WITNESSETH:

               WHEREAS, the Company is a development stage company which specializes in the development of medical devices; and

               WHEREAS, the Company has various medical devices which have received clearance for sale by the U.S. Food and Drug
          Administration; and

               WHEREAS, the Company desires to engage PMM to establish and manage a network of medical device dealers ("Dealer Network") to insure adequate sales coverage for the products developed by the company, and specified herein (the "Product(s)"), within the United States, and to warehouse finished Product and to ship the Products to the dealers within the Dealer Network (the "Dealers"); and

               WHEREAS, PMM desires to accept such engagement; and

               WHEREAS, the Company and PMM acknowledge and agree that the ultimate success of the Products, in addition to clinical acceptance, will depend upon attracting qualified, capable and successful dealers to distribute the Products; and

               WHEREAS, each Dealer will be required to enter into an agreement with the Company (the "Dealer Agreement"), whereby, inter alia, the Company will grant the Dealer the right to distribute the Products within the geographic boundaries specified therein (the "Territory"), and whereby the Dealer will agree, inter alia, to purchase and inventory the Products; pay invoices promptly to the Company within the terms of its Dealer Agreement; be compliant with all FDA requirements and guidelines; not make any false or misleading claims about the Company, its relationship with the company, the Products or any of the Company's future products; protect the Company's confidential information; distribute the Products only within the Territory; and perform the annual quotas established by PMM and the Company and Dealers.

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:


          1.   TERM, DUTIES, AND ACCEPTANCE.

               (a) The Company hereby engages PMM, for the term of this Agreement (the "Term"), to perform sales and Promotional efforts for the Company and to provide the services more fully described hereinafter.

               (b) PMM hereby agrees to accept such engagement and to perform sales and promotional efforts for the Company, and contribute its best skills and services to the Company at all times.

               (c) PMM will use its best efforts to establish a Dealer Network which will insure adequate sales coverage for the products within the United States. For purposes of the Agreement, "adequate sales coverage" means that Products will actively be sold and promoted through a dealer organization or other means proposed by PMM and acceptable to the Company, in each respective state. The Dealer Network will be established according to a mutually agreed upon plan in writing (the Plan) between PMM and the Company. Should PMM fail to establish a Dealer Network in a reasonable amount of time, in accordance with the Plan, PMM will be subject to termination for Cause as provided for in Section 4, Subsection (b),(iv). The plan will be attached to this Agreement as Exhibit A as a counterpart to this Agreement as provided for in Section 8. Exhibit A may be modified from time to time as mutually agreed upon in writing by both parties to this Agreement.

               (d) PMM will oversee, supervise, monitor the performance of, deal with all questions and issues raised by and otherwise manage the Dealer Network on behalf of the Company.

               (e) At the end of the first 6 months following the consummation of each Dealer Agreement by the Dealer and the Company, the Company and PMM will establish performance quotas for each Dealer or alternative distribution method within the Dealer Network, (the Quota) and a national sales quota for the United States ("National Sales Quota"). The initial National Sales Quota is attached to this Agreement as Exhibit B. Such performance quotas shall be based upon, among other things, the population within a given territory, prior sales of the products within such territory, prior sales of the Products within other territory prior sales, the degree of market penetration within such territory and other criteria agreed upon by the Company and PMM. For the Dealers, the initial 6 months term will be subject to the terms of the Dealer Agreement regarding Interim Quota (Section 4) and a semi-annual review of the annual Quota as provided for in the Dealer Agreement (Section 12, subsection (ix)). PMM will be subject to the terms of Section 4, Subsection (iii) and Exhibit B to this Agreement regarding National Quota.

               (f) PMM will replace any nonperforming Dealer or alternative distribution method, if and when necessary, with a substitute dealer organization or alternative distribution method within sixty (60) days, as evidenced by an executed Dealer Agreement with such substitute Dealer or evidence of an alternative distribution method acceptable to the Company.

               (g) PMM will warehouse and manage the Company's inventory of finished Products, on its own or other suitable property, at its expense, take all reasonable care to protect the value of such inventory and ship the Products to the Dealers in accordance with the terms of the Dealer Agreement. Product will be taken on consignment, and PMM will at no time assume ownership of the Company's inventory. PMM will bear all risk of loss of Products upon delivery to its warehouse while in its care, custody and control. PMM shall maintain insurance to fully protect the value of the Company's inventory. PMM will insure that adequate resources are available to accept orders for, and ship the Products to, the Dealer Network during normal business hours.

               (h) PMM will provide the Company with detailed recommendations with respect to marketing literature, promotional items, sales training manuals, videos and activities and clinical research to support the Company's marketing activities; however, the cost of such literature, promotional items, sales training manuals, videos and other clinical research support activities will be that of the Company, and the Company is not obligated to act upon any PMM recommendations.

               (i) PMM will not make any false or misleading claims about the Company, its relationship with the Company or any of the Company's current or future products.

               (j) PMM will provide billing services for the Company. PMM will not, however, receive, disburse or provide account receivable functions. Accounts receivable will be the responsibility of the company.

               (k) Company agrees to provide one demonstration unit to each sales representative in the Dealer Network at the rate of 50% off the retail price of the Product. The first demonstration device will be provided on loan, at no charge, with an initial order of $2,000.00 or more.

               (l) PMM understands and agrees that in order for the Company to fully develop all Markets available to it, that pharmaceutical companies shall have the exclusive right to market and sell pre-filled ampules and empty ampules made available by pharmaceutical companies in conjunction with specific proprietary drugs into market areas served by PMM and its Dealer Network.
          The Company agrees that, in contracting with the various pharmaceutical companies, it will include in the standard contract a clause prohibiting the pharmaceutical companies from actively marketing individual, standalone injectors to the Market at large except as required to support the sales of their drug products. Reorders of additional injectors may be referred to PMM for distribution to the Dealer Network.

               (m) PMM will provide tracking and sales reports, on behalf of the Company, from the Dealer Network for all of the Company's Products.

          2.   PRODUCTS

          A description of the Products is attached to this Agreement as Exhibit C, and a full and complete description of the Products may be found under the patent numbers listed therein.

          3.   COMPENSATION

          As consideration for services rendered by PMM as described in
          Section 1, Subsections (a) - (k), the Company agrees to compensate PMM a commission (Compensation) in the amount of Twenty percent (20%) based upon the Company's Net sales out the door (Net Sales) to the Dealer Network in their respective Market areas. Net Sales is defined as total sales to the Dealer Network less returns and shipping expense. This obligation becomes due and payable within 10 days of receipt of payment for Product from the Dealer Network.

          4.   TERM and TERMINATION

               (a) Unless sooner terminated pursuant to the provisions of this Section 4, the term of this agreement shall be a period of eighteen (18) months, commencing on February 1, 1999 and expiring July 31, 2000, and for purposes of this Agreement, the first year of the term of this Agreement shall be the thirteen (13) month period from January 1, 1999 through January 31, 2000. Unless otherwise notified in writing six (6) months prior to the expiration of the Agreement, this Agreement will renew on a continuous basis for additional one (1) year periods. The renewal Agreements will be on a nonexclusive basis unless otherwise negotiated in writing by the parties to this Agreement.

               (b) Notwithstanding anything contained herein to the contrary, the Company shall have the right to terminate this Agreement hereunder at any time for Cause (as defined hereafter), upon notice to PMM, without liability or the payment of any fees, commissions, expenses, penalties or liabilities other than those already due and payable prior to the date of termination for Cause, without prejudice to its rights to pursue any other remedy available to the Company hereunder or at law. Upon written notice to PMM, PMM shall have 10 business days to cure the condition to the reasonable satisfaction of the Company under which they were notified, and at such time as PMM has effected a cure the Agreement shall continue uninterrupted. For purposes of this Agreement, "Cause" means the following:

                    (i) a material breach or violation by PMM, its management, principals or employees, of any provision of this Agreement or the failure of PMM to perform the duties or provide the services described in Section 1;

                    (ii) actions by an employee or principal of PMM constituting fraud and/or embezzlement which affects this Agreement;

                    (iii) at any time after six months from the Effective Date of this Agreement, the failure of the Dealer Network to generate sales of the Products equivalent to eighty (80%) percent of the National Sales Quota (Quota) in any given 6 month period. For example, if the Quota during the first year is two million dollars ($2,000,000), the Quota for 6 months would he one million dollars ($1,000,000). Eighty percent (80%) times one million dollars ($1,000,000) equals eight hundred thousand dollars ($800,000) which is the amount of the 6 month Quota. Provided the Dealer Network achieves this eight hundred thousand dollar ($800,000) Quota level, PMM would be in compliance with this Agreement. If, however, the Dealer Network does not achieve its Quota in any 6 month period, the Company would have Cause to cancel this Agreement.

          Should the Company be unable to ship or manufacture Product in sufficient quantities in any given calendar quarter for PMM or the several members of the Dealer Network to achieve the Quota, the Quota shall be equal to the amount of Product actually shipped to PMM from the Company in that calendar quarter;

                    (iv) the failure by PMM to arrange for adequate sales coverage within the United States according to a mutually agreed upon Plan in writing attached to this Agreement as Exhibit A, as provided by the terms of Section 1(c);

                    (v) PMM loses viability as a business entity in the reasonable judgment of the Company's management.

               (c) Notwithstanding anything contained herein to the contrary, PMM shall have the right to terminate this Agreement hereunder at any time for Cause (as defined hereafter), upon notice to the Company, without liability or the payment of any fees, commissions, expenses or penalties or liability other than those already due without prejudice to its rights to pursue any other remedy available to PMM hereunder or at law. Upon written notice to the Company, the Company shall have 10 business days to cure the condition under which it was notified and at such time as the Company has effected a cure, the Agreement shall continue uninterrupted. For purposes of this Agreement, "Cause" means the following:

                    (i) a material breach or violation by the Company, its management, principals or employees, of any provision of the Agreement or the failure of the Company to perform the duties or provide Product for sale into the marketplace;

                    (ii) actions by an employee or principal of the Company constituting fraud and/or embezzlement which affects this Agreement;

                    (iii) at any time after 6-1-1999, the failure of the Company to provide a reasonable flow of product to PMM to service the needs of the Dealer Network;

                    (iv) The Company loses viability as a business entity in the reasonable judgment of PMM's management.

          5.   Nondisclosure of Confidential Information

               PMM hereby acknowledges and agrees that the duties and services to be performed by PMM hereunder are special and unique and that, by reason of and/or as the result of this Agreement, PMM will acquire and/or make use of the confidential information of special and unique nature and value relating to certain technology, records, secrets, documentation, general information, financial and other records of and/or with respect to the Company and/or business of the Company and/or the Products and/or medical devices developed or in the Process of being developed by the Company, and other similar matters (all such information, together with that certain information described herein, being hereinafter referred to as "Confidential Information"). PMM further acknowledges and agrees that the Confidential Information is of great value to the Company and that it is reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, PMM hereby agrees that:

               (a) PMM or its representatives will not, at any time directly or indirectly, except as authorized by the Company:

                    (i) divulge, for a period of thirty-six (36) months from the expiration of the Term of this Agreement, to any person, firm or corporation other than the Company (hereinafter referred to as, "Third Parties"), or use or authorized any Third Parties to use, the Confidential Information or any Other information relating to the business or interests of the Company which knows or should know is or may be regarded as confidential and valuable by the Company (whether or not any of the foregoing information is actually novel or unique or is actually known to others), except as required by law or government agency, or

                    (ii) solicit, cause or authorize to be solicited from Third Parties, directly or indirectly, for or on behalf of itself or any Third Parties, any business competitive in any way with or to the business of the Company during the Term of this Agreement; or

                    (iii) accept, cause or authorize to be accepted, directly or indirectly, for or on behalf of itself or the Third Parties, any business competitive in any way with or to the business of the Company during the Term of this Agreement; or

                    (iv) solicit, cause or authorize to be solicited, directly or indirectly, for employment for or on behalf of itself or any third Parties, any persons who are or have been employees of the Company at any time.

          6.   Indemnification.

               (a) PMM will indemnify, defend and hold the Company harmless from and against any loss, expense, damage, liability or obligation (including reasonable attorney's fees) suffered, sustained or incurred by the Company as a result of the breach of any term, covenant, representation or warranty of or by the Company contained herein.

               (b) The Company will indemnify, defend and hold PMM harmless from and against any loss, expense, damage, liability or obligation (including reasonable attorney's fees) suffered, sustained or incurred by PMM as a result of the breach of any term, covenant, representation or warranty of or by PMM contained herein.

          7.   Interpretation.

               This Agreement shall be interpreted as having been fully negotiated and drafted jointly by both parties, and shall not be strictly construed against either party.

          8.   Counterparts.

               This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

          9.   General Provisions.

               PMM may not, at any time, assign the Agreement nor any right or interest hereunder. Except as otherwise herein provided, this Agreement shall be binding upon and insure to the benefit of the parties hereto, PMM'S Successors and Company's successors and assigns.


          10.  Notice.

               All correspondence should be sent to:

          The Company:                       Marketing Representative:

          Equidyne Systems, Inc.             Precision MedMark, Inc.
          11696 Sorrento Valley Road,        1825 E. Plano Pkwy., Suite 180
          Suite J                            Plano, Texas 75074
          San Diego, California 92121

          Any correspondence or notice required to be given under this Agreement shall be deemed given when delivered if delivered, or when postage is prepaid, to the address shown above or to other such address as to which addressee shall have given written notice.

               IN WITNESS WHEREOF, the parties hereto have caused this Dealer Sales Agreement to be executed by their duly authorized representatives as of the day and year first above written.

          THE COMPANY:


               By:  /s/ Lawrence A. Petersen
                    ------------------------

               Its:      President
                    ------------------------

          PMM:

               By:  /s/ Illegible                 12/17/98
                    ------------------------

               Its:      President
                    ------------------------

                                     EXHIBIT "A:"
                          DEALER NETWORK ESTABLISHMENT PLAN
                                      (THE PLAN)


               This Exhibit A is an integral part of the Distribution Agreement between Equidyne Systems, Inc. and Precision MedMark, Inc. The Plan shall take full effect beginning at the time when Equidyne Systems has sufficient production capacity of Injex injectors and disposable ampules to supply the first four (4) Dealers that are signed up as distributors. This level of production capacity is defined for purposes of this Agreement as the ability of Equidyne to ship on request at least 200 injectors and at least 3,000 ampules. This point of qualification will be determined by ESI and PMM, and the date will be recorded by both companies. From this date forward (the Effective Date) the plan will be in effect as follows:

               3 Dealers signed by the end of the first 30 days from the Effective Date of this Plan. (Excludes Precision BioMedical)

               4 additional Dealers signed by the end of the first 60 days from the Effective Date.

               4 additional Dealers signed by the end of the first 90 days from the Effective Date.

          Full coverage of all parts of the United States with "Active" sales coverage by the end of the third month from the Effective Date of the Plan.


               Both parties hereby agree to the terms of this addendum as witnessed by signatures below.


          /s/ Illegible                                  12/17/98
          ------------------------                     ------------
          Precision MedMark, Inc.                      Date


          /s/ Larry A. Petersen                          12/17/98
          ------------------------                     ------------
          Equidyne Systems, Inc.                       Date

                                     EXHIBIT "B"
                      NATIONAL SALES QUOTA FOR THE UNITED STATES


               The Exhibit B is an integral part of the Distribution Agreement between Equidyne Systems, Inc. (ESI) and Precision MedMark, Inc. (PMM). It outlines the specific sales performance minimum requirements on an annual basis that are required in order for PMM to retain "Exclusive Rights" to sell in the defined markets.

               $2,000,000. First year Net Sales by PMM (from 2-1-1999 through 1-31-2000)

               $4,300,000. Second year Net Sales by PMM (from 2-1-2000 through 1-31-2001)

                                     EXHIBIT "C"
                             EQUIDYNE PRODUCT DESCRIPTION

               The Equidyne Systems, Inc. (ESI) product line currently consists of a complete system for Subcutaneous injection of injectable medication through the skin. The components of the system currently include:

                    Injector Pen (INJEX)
                    Reset Box
                    A single use sterile disposable ampule
                    A transfer adapter cap
                    Various accessories such as a carrying case

               A general description of the Products is shown in the company color brochure which is attached as a part of this Exhibit C. The Products are described very specifically under the US Patent numbers 5,569,189 issued October 29, 1996 and 5,704,911 dated January 6, 1998.

                                     EXHIBIT "D"
                                       MARKETS


          PMM shall have the exclusive right to sell, supply and distribute non pre-filled ampules and needlefree injectors for use or resale by the following markets. PMM agrees that all other market areas not specifically included or excluded are excluded from this Agreement.

          Specifically excluded from this Agreement is the Market for ampules that have been pre-filled by pharmaceutical companies and for ampules made available by pharmaceutical companies in conjunction with specific proprietary drugs (Pharmaceutical Market). The Company agrees that, in contracting with the various pharmaceutical companies, it will include in the standard contract a clause prohibiting the pharmaceutical companies from actively marketing individual, stand-alone injectors to the Market at large except as required to support the initial sales of their product. PMM understands that these Pharmaceutical Market ampules will eventually be sold into its Territory and that PMM will not be compensated for these sales in any way. PMM exclusive Markets shall include the following:

          1) Hospitals

          2) Doctors offices and clinics

          3) Home health agencies

          PMM understands that Exhibit B may be modified from time to time to reflect additions to the PMM market.

          In matters involving distribution into certain undefined markets such as, but not limited to, Managed Care groups, Institutional accounts, Government and Military organizations and facilities, Nursing Homes, Long Term Care markets, Assisted Living facilities, Wholesalers, the Diabetic market, Catalog Companies and other market niches, the Company and PMM will discuss whether the Company or PMM will make sales to that market. However, the Company reserves the right at its sole discretion to decide if PMM or the Company will sell to any of these markets.